EXHIBIT 10.2

iParty Corp.

WRITTEN SUMMARY OF RENEWED ONE-YEAR PART-TIME CONSULTING ARRANGEMENT
WITH MR. VASSALLUZZO

June 6, 2012

     iParty Corp. shall renew its engagement of Joseph Vassalluzzo to provide consulting services on a part-time basis over a period beginning on June 10, 2012 (the date of termination of the prior year's arrangement) and ending on June 6, 2013, to iParty's senior management, in particular iParty's Chairman and CEO, Sal Perisano, with respect to various retail, operational, strategic, real estate and store location issues, as may from time to time be necessary and appropriate. Such services shall on occasion require Mr. Vassalluzzo's presence at iParty's corporate headquarters in Dedham, Massachusetts and/or current or proposed store location sites, principally in New England and Florida. On or before the end of the period commencing on June 10, 2012, and ending on June 6, 2013, iParty Corp. shall pay Mr. Vassalluzzo one or more payments not to exceed $61,800 cash for services rendered over the period, with such services to be earned at a rate of $5,150 per month.